Exhibit 99.1

EYEGATE PHARMA ANNOUNCES REVERSE STOCK SPLIT EFFECTIVE AUGUST 30, 2019

WALTHAM, MA, August 29, 2019 (ACCESSWIRE) — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or “the Company”), a clinical-stage company focused on developing products for treating disorders of the eye, announced today a reverse stock split of its shares of common stock at a ratio of 1-for-15. Upon the commencement of trading on August 30, 2019, the Company's common stock will begin trading on a post-split basis.

The reverse stock split is being implemented primarily to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on The Nasdaq Capital Market. To comply with this requirement, the closing bid price of the Company’s common stock must be at least $1 per share for a minimum of 10 consecutive business days prior to September 16, 2019.

The reverse stock split was previously authorized at the annual meeting of the Company’s stockholders on June 20, 2019, and the Company’s Board of Directors approved the ratio and timing of the reverse stock split on August 9, 2019. The reverse stock split will become effective at 12:01 a.m. on August 30, 2019. In connection with the reverse stock split, the CUSIP number for the common stock will be changed to 30233M503.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company, except for the effect of rounding of fractional shares, whereby the Company will pay out cash in lieu of any fractional shares. The par value and other terms of common and preferred stock will not be affected by the reverse stock split. All stock options and warrants of the Company outstanding immediately prior to the reverse stock split will be appropriately adjusted.

The Company has retained its transfer agent, VStock Transfer, LLC (“VStock”), to act as exchange agent for the reverse stock split. VStock will manage the exchange of pre-split shares for post-split shares. Stockholders of record will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in street name will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact VStock by email at INFO@vstocktransfer.com or by telephone at (212) 828-8436.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products for treating diseases and disorders of the eye.

EyeGate’s lead product, Ocular Bandage Gel (“OBG”), is based on a modified form of the natural polymer hyaluronic acid, which is a gel that possesses unique properties providing hydration and healing when applied to the ocular surface. EyeGate is in the clinic for two different patient populations: photorefractive keratectomy (“PRK”) surgery to demonstrate corneal wound repair and punctate epitheliopathies (“PE”), which includes dry eye.

The objective of OBG is to re-epithelialize the cornea, reduce the risk of infection, improve symptoms, and improve ocular surface integrity. Often current treatments fall short as they are ineffective in protecting and enabling corneal re-epithelialization.

If EyeGate achieves successful completion of the PRK pivotal study and subsequent FDA approval, EyeGate believes OBG will be the only prescription hyaluronic acid eye drop in the U.S. and the only eye drop in the U.S. approved for the healing of corneal epithelial defects. Additionally, if the clinical trial for patients with PE is successful, EyeGate believes OBG will be the only eye drop in the U.S. approved for the treatment of PE.

EGP-437, EyeGate’s other product, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate, that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System.

For more information, please visit www.EyeGatePharma.com.

EyeGate Social Media

EyeGate uses its website (www.EyeGatePharma.com), Facebook page (https://www.facebook.com/ EyeGatePharma/), corporate Twitter account (https://twitter.com/EyeGatePharma), and LinkedIn page (https://www.linkedin.com/company/135892/) as channels of distribution of information about EyeGate and its product candidates. Such information may be deemed material information, and EyeGate may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor EyeGate’s website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts. The social media channels that EyeGate intends to use as a means of disclosing the information described above may be updated from time to time as listed on EyeGate’s investor relations website.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s OBG product, its EGP-437 Combination Product, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, whether the reverse stock split will be beneficial to the Company and its stockholders, the Company’s ability to obtain the funding necessary for ongoing operations, the Company’s ability to obtain and maintain regulatory approval for its products and the Company’s ability to regain and maintain compliance with the listing rules of The Nasdaq Capital Market; plus other certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 1, 2019 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Joseph Green / Laine Yonker
Edison Advisors for EyeGate Pharmaceuticals
646-653-7030 / 7035
jgreen@edisongroup.com / lyonker@edisongroup.com

2